EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS AWARDED HHS CONTRACT VALUED AT UP TO $186.6 MILLION TO DEVELOP RPA ANTHRAX VACCINE

ROCKVILLE, MD, September 17, 2010 – Emergent BioSolutions Inc. (NYSE:EBS) announced today that it has signed a contract, valued at up to $186.6 million, with the Biomedical Advanced Research and Development Authority (BARDA) of the Department of Health and Human Services (HHS), for the development of a recombinant protective antigen (rPA) anthrax vaccine.  This five year cost plus fixed fee development contract consists of a two-year base period of performance valued at approximately $51 million, three successive one-year option periods valued at approximately $126 million and funding for optional non-clinical studies valued at approximately $9 million.

“We applaud the U.S. Government’s commitment to the biodefense industry and to the development of additional medical countermeasures using multiple technologies and additional sites to address the acknowledged anthrax threat,” said Fuad El-Hibri, chairman and chief executive officer of Emergent BioSolutions.  “This award solidifies Emergent’s anthrax franchise and reaffirms our position as a leading supplier to, and developer for, the U.S. government of anthrax biomedical countermeasures. We are enthusiastic about the role we serve in addressing this need and in creating jobs and expanding economies within the local communities where we operate.”

Under the contract, the base value will fund activities related to process characterization and assay validation, as well as formulation and stability studies.  Milestone-based options include completion of a Phase II clinical study and non-clinical efficacy studies, process validation, as well as consistency lot manufacture.  Emergent has developed this comprehensive plan as a foundation to advance its rPA anthrax vaccine candidate in preparation for pivotal studies that would potentially lead to licensure application with the U.S. Food and Drug Administration.

The company anticipates recognizing revenues from this award in the fourth quarter of 2010 of approximately $2 million with no major impact on pretax earnings.

Emergent’s rPA anthrax vaccine candidate is a purified recombinant protective antigen protein formulated with an alum adjuvant and is designed to induce antibodies that neutralize anthrax toxins.  It is based on the pioneering work of the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID) and has been the subject of two research and development grants totaling approximately $100 million by the National Institute of Allergy and Infectious Diseases (NIAID).

About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease.  Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection.  Emergent’s product pipeline targets infectious diseases and includes programs focused on anthrax, tuberculosis, typhoid, flu and chlamydia.  Additional information may be found at www.emergentbiosolutions.com.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our expected revenue growth and net earnings for 2010, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including our ability to win a procurement contract with the U.S. government for our recombinant protective antigen anthrax vaccine candidate; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; the success of our ongoing and planned development programs, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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